                                                                   EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                     Three Months ended Sept 30,        Nine Months ended Sept 30,
                                                        1997            1998              1997            1998
                                                     ----------      -----------       ----------      -----------
Net income/(loss) (Pro forma for
nine months ended September 30, 1997)                $  243,096      $(1,107,648)      $  684,823      $(1,009,570)
                                                     ==========      ===========       ==========      ===========
Weighted average number of common
 and common equivalent shares:

  Weighted average common
   shares outstanding                                 3,250,000        3,577,380        2,750,000        3,532,064

  Shares issued from assumed exercise
   of common stock equivalents (1)                      230,245               --          230,245               --
                                                     ----------      -----------       ----------      -----------
Weighted average number
 of common and common equivalent
 shares outstanding                                   3,480,245        3,577,380        2,980,245        3,532,064
                                                     ==========      ===========       ==========      ===========
Earnings (loss) per share (Pro forma
for nine months ended September 30, 1997):

    Basic                                            $      .07      $      (.31)      $      .25      $      (.29)
                                                     ==========      ===========       ==========      ===========

    Diluted (2)                                      $      .07      $      (.31)      $      .23      $      (.29)
                                                     ==========      ===========       ==========      ===========

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(1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.

(2) Diluted weighted average common shares outstanding are not included in the 1998 calculations due to the anti-dilution of the net losses for the three and nine month periods.